                                                                  EXHIBIT 99.1


     BATTLE MOUNTAIN GOLD SAYS LAW OVERTURNS CROWN JEWEL PLAN OF OPERATIONS
                    DENIAL AND RECORD OF DECISION REVOCATION

         Houston, May 21, 1999 -- Battle Mountain Gold Company (BMG-NYSE; BMC-TSE) today said that President Clinton has signed the Supplemental Appropriations Act, which includes a provision overturning the previously announced agency decision that denied the Plan of Operations (POO) and revoked the Record of Decision (ROD) for the Crown Jewel project. The provision in part reads that "as soon as practicable...the Departments of the Interior and Agriculture shall approve the plan of operations and reinstate the record of decision for the Crown Jewel project."
         BMG President and Chief Executive Officer, Ian D. Bayer, said, "We are thankful to those in both houses of Congress who had the courage to address the injustice represented by the denial of our POO and revocation of the ROD. We do not believe that the denial and revocation were ever in accordance with the law. We are looking forward to prompt receipt of final approval of the POO and reinstatement of the ROD."
         "This was not an environmental issue," Bayer emphasized, "it was a legal issue and one of equity. Battle Mountain is looking forward to completion of the remaining permitting process and development of the mine. We have needlessly lost some time," he added, "but we are anxious to get the project back on track."
         The denial which was overturned was based on a novel interpretation of the mining law, with which the Company did not agree. The novel interpretation was that a project cannot rely on a greater number of mill site claims than the number of associated lode mining claims being developed.


         The United States Private Securities Litigation Reform Act of 1995 provides a "safe harbor" for certain forward-looking statements. Operating, exploration and financial data, and other statements in this document, are based on information that the Company believes reasonable, but involve significant uncertainties as to future gold prices, costs, ore grades, mining and processing conditions, and regulatory and permitting matters. Actual results and timetables could vary significantly from the estimates presented. Also refer to the cautionary statement contained in the Company's Form 10-K and 10-Q for the most recent reporting periods.

                                      ####